EXHIBIT 10.24

TERMINATION AGREEMENT

This termination agreement (the “Termination Agreement”) is made and entered into as of October 27, 2010 (the “Effective Date”), by and between Biovail Laboratories International SRL, a society with restricted liability established under the laws of Barbados with its principal place of business at Welches, Christ Church, Barbados, West Indies (“BLS”) and ACADIA Pharmaceuticals Inc., a company organized under the laws of the State of Delaware with its principal place of business at 3911 Sorrento Valley Boulevard, San Diego, California, United States (“ACADIA”). BLS and ACADIA are sometimes referred to herein individually as the “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, on May 1, 2009 BLS and ACADIA entered into that certain collaboration and license agreement, as amended by an amendment agreement dated October 5, 2009 (collectively, the “Agreement”);

WHEREAS, pursuant to the Agreement, BLS acquired certain exclusive rights and licenses to make, have made, use, sell, offer for sale and import Pimavanserin and Product in the Field in the United States and Canada and a license to conduct development and manufacturing activities in the Field outside the Territory solely for developing and commercializing Product in the Field in the United States and Canada (as defined herein);

WHEREAS, in connection with the recent merger between Biovail Corporation (the parent of BLS), and Valeant Pharmaceuticals International, the Parties have mutually agreed to terminate the Agreement, subject to the terms and conditions as set forth in this Termination Agreement.

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants contained herein, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms and phrases used herein and not otherwise defined or modified herein below shall have the respective meanings ascribed thereto in the Agreement.

1.1.	“ACADIA Releasees” has the meaning set forth in Section 3.1 hereof.

1.2.	“ACADIA Releasors” has the meaning set forth in Section 3.1 hereof.

1.3.	“Agreement” has the meaning set forth in the Recitals on the first page hereof.

1.4.	“BLS Licensed Patents” has the meaning set forth in Section 5.1 hereof.

1.5.	“BLS Releasees” has the meaning set forth in Section 3.1 hereof.

1.6.	“BLS Releasors” has the meaning set forth in Section 3.2 hereof.

1.7.	“Effective Date” shall be the date set forth on the first page hereinabove.

1.8.	“Party” or “Parties” has the meaning set forth in the recitals on the first page hereof.

1.9.	“Termination Agreement” has the meaning set forth in the recitals on the first page hereof.

1.10.	“Termination Consideration” has the meaning set forth in Section 6.1 hereof.

ARTICLE 2

TERMINATION OF THE AGREEMENT

2.1	The Parties mutually agree to terminate the Agreement as of the Effective Date and, as a result of such termination, the Parties hereby acknowledge and agree that, except as expressly provided for under this Termination Agreement, their respective rights and obligations under the Agreement are hereby terminated as of the Effective Date and that both Parties shall have no further liability to each other under the Agreement or with respect to the Agreement, except as expressly set forth in this Termination Agreement.

2.3	Upon the Effective Date, all rights and obligations of the Parties under the Agreement shall terminate, except those described in the following Articles and Sections of the Agreement: Sections 2.4, 9.1, 10.3, 15.14, and Article 1, Article 8 and Article 11 of the Agreement.

ARTICLE 3

RELEASES

3.1	In consideration for the terms set forth in this Termination Agreement, ACADIA, on behalf of itself and its Affiliates, and the directors, officers, shareholders and employees of such entities and the successors and assigns of the foregoing (the “ACADIA Releasors”), hereby releases BLS and its Affiliates and the directors, officers and employees of such entities (the “BLS Releasees”) from any and all claims, actions, causes of action, liabilities, damages, judgements and demands of any kind, whether known or unknown that the ACADIA Releasors had, has, may have or ever claim to have against BLS Releasees among, under or directly or indirectly related to the Agreement, except to the extent of rights and obligations of the Parties under the Agreement that survive as provided in Section 2.3 of this Termination Agreement.

3.2

In consideration for the terms set forth in this Termination Agreement, BLS, on behalf of itself and its Affiliates, and the directors, officers, shareholders and employees of such entities and the successors and assigns of the foregoing (the “BLS Releasors”), hereby releases ACADIA and its Affiliates and the directors, officers and employees of such entities (the “ACADIA Releasees”) from any and all claims, actions, causes of action, liabilities, damages, and demands of any kind, whether known or unknown that the BLS

Releasors had, has, may have or ever claim to have against ACADIA Releasees among, under or directly or indirectly related to the Agreement, except to the extent of rights and obligations of the Parties under the Agreement that survive as provided in Section 2.3 of this Termination Agreement.

3.3	This Termination Agreement shall not be construed to be an admission of liability or wrongdoing by any Party. The Parties further agree that neither this Termination Agreement, nor the terms hereof or negotiations relating thereto, shall be offered in evidence in any proceeding for any purpose whatsoever, except to enforce the terms hereof or in any proceeding in which the terms of this Termination Agreement are applicable.

3.4	Termination of the Agreement shall not relieve BLS of the surviving obligations set forth in Section 2.3 or the accrued obligations of BLS set out in Exhibit 1 (the “Accrued Obligations”).

ARTICLE 4

TRANSITION MATTERS

4.1	To the extent permitted under Applicable Laws, BLS shall assign or cause to be assigned to ACADIA (or to the extent not so assignable, BLS shall take all reasonable actions to make available to ACADIA the benefits of) any Regulatory Filings (including INDs, NDAs and Marketing Approval) for the Product in the Territory, if any, including any such Regulatory Filings made or owned by its Affiliates, Distributors or Sublicensees, if any, at no cost to ACADIA.

4.2	BLS shall use Commercially Reasonable Efforts to (i) transition to ACADIA upon ACADIA’s request any arrangement with any contractor from which BLS had arranged to obtain a supply of Pimavanserin or Product, to the extent permitted under BLS’s agreement with such contractor, and (ii) in connection with clause (b) of Section 6.1 of this Termination Agreement, transfer to ACADIA all Product owned and controlled by BLS as of the Effective Date.

4.3	BLS shall use Commercially Reasonable Efforts to cooperate with ACADIA and/or its designee to effect a smooth and orderly transition in the development of Product in the Territory for sixty (60) days from the Effective Date.

ARTICLE 5

LICENCE

5.1.	BLS hereby grants to ACADIA (and causes its Affiliates to grant) a non-exclusive, royalty-free, fully paid and irrevocable license (with the right to grant sublicense to ACADIA’s Affiliates and Third Parties) under such Know-How generated by or on behalf of BLS or its Affiliates prior to the Effective Date pursuant to this Agreement to the extent that such Know-How is necessary and solely useful for the use, sale, offer for

5.2.	sale and/or importation of Pimavanserin or such Product in the Field in the Territory, to use, offer for sale, sell, have sold, and import Pimavanserin and Product in the Territory.

5.3.	BLS represents and warrants to ACADIA, as of the Effective Date, as follows: (a) there were no BLS Patents generated by or on behalf of BLS or its Affiliates prior to the Effective Date; (b) to the best of BLS’ knowledge, there were no Joint Patents generated by or on behalf of BLS or its Affiliates together with one or more employees, contractors, or agents of ACADIA and/or any ACADIA Affiliate; and (c) there are no trademarks owned by BLS or its Affiliates solely related to the Product. Notwithstanding the foregoing representations in this Section 5.2, if any of those representations are inaccurate and there are items described in any of clause (a), (b) or (c), then BLS or its Affiliates, as applicable, shall grant to ACADIA the applicable license contemplated by Section 13.5(g)(i) of the Agreement.

ARTICLE 6

BLS PAYMENT

6.1.	As consideration for the termination of the Agreement as set forth in this Termination Agreement, BLS shall provide the following consideration: (a) BLS shall pay ACADIA the amount of eight million seven hundred and fifty thousand US dollars (US$8,750,000) and (b) BLS shall transfer to ACADIA all Product owned and controlled by BLS as of the Effective Date (collectively, the “Termination Consideration”). The cash consideration included in the Termination Consideration and the Accrued Obligations shall be payable by BLS to ACADIA within 5 days of the Effective Date.

ARTICLE 7

GENERAL CONDITIONS

7.1.	Injunctive Relief. Either Party may seek immediate injunctive or other interim equitable relief as necessary to enforce the terms of this Termination Agreement, provided that such relief is sought exclusively from a court as provided in Section 7.2 hereof.

7.2.	Jurisdiction. This Agreement and all questions regarding its existence, validity, interpretation, breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law. Any dispute shall be finally settled by litigation brought solely in a United States Federal Court of competent jurisdiction (or state court if no Federal Court has jurisdiction) located in the State of New York, United States, and the Parties hereby submit to the exclusive jurisdiction of such courts.

7.3.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

7.4.	Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto and their respective legal representatives, successors and assigns.

7.5.	Further Assurances. Each of ACADIA and BLS hereby agree to execute such further documents or instruments as may be necessary or appropriate to carry out the intention of this Termination Agreement.

7.6.	Voluntary Agreement. The Parties have read this Termination Agreement and on the advice of counsel they have freely and voluntarily entered into this Termination Agreement.

7.7.	Notice: Any notice to be given under this Termination Agreement shall be in writing and sent and delivered (i) by overnight courier of international reputation (such as UPS, DHL or FedEx) (with delivery effective on the next business day) or (ii) by facsimile with transmission receipt (with delivery effective upon the date of transmission) to the following:

ACADIA PHARMACEUTICALS INC.

Address: 3911 Sorrento Valley Boulevard, San Diego, CA 92121

Fax No.: +1-858-320-8637

Attention: General Counsel

With a copy to (which shall not constitute notice):

COOLEY LLP

Address: 4401 Eastgate Mall, San Diego, CA 92121-1909

Fax No: 858-550-6420

Attention: Kay Chandler

BIOVAIL LABORATORIES INTERNATIONAL SRL

Address: Welches, Christ Church, Barbados, West Indies.

Fax No: 246-420-1532

Attention: Chief Operating Officer

With a copy to (which shall not constitute notice):

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

Address: 7150 Mississauga Road, Mississauga, ON L5N 8M5.

Fax No: 905-286-3370

Attention: Legal Department

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

	ACADIA PHARMACEUTICALS INC.		BIOVAIL LABORATORIES INTERNATIONAL SRL

Per:	/s/ Uli Hacksell	Per:	/s/ Michel Chouinard
Name: Uli Hacksell		Name: Michel Chouinard
Title: Chief Executive Officer		Title: Chief Operating Officer